                                                                   Exhibit 10.52




                               TRAVELBYUS.COM LTD.

                                     - and -

                                 ROBERT BEAUDET

                                     - and -

                                 THOMAS SPAGNOLA



     ----------------------------------------------------------------------

                            SHARE PURCHASE AGREEMENT

     ----------------------------------------------------------------------



                            CASSELS BROCK & BLACKWELL
                            Scotia Plaza, Suite 2100
                               40 King Street West
                                Toronto, Ontario
                                     M5H 3C2

THIS SHARE PURCHASE AGREEMENT is made as of the 6/th/ day of January, 2000 with an effective date of December 1, 1999.

AMONG:

        ROBERT BEAUDET of the City of Los Angeles, in the State of California,

        ("Beaudet")


        - and -

        TRAVELBYUS.COM LTD. a corporation incorporated pursuant to the laws of the Province of Ontario

        (the "Purchaser")



        - and -

        THOMAS SPAGNOLA of the City of Los Angeles, in the State of California,

        ("Spagnola")



RECITALS:

A. Cheap Seats, Inc. (the "Corporation") and the Purchaser executed a letter of intent (the "LOI") pursuant to which, among other things, the Purchaser agreed to purchase from Beaudet his interest in 100% of the issued and oustanding shares in the capital of the Corporation and from Spagnola his interest in 100% of the issued and outstanding shares in the capital of the Corporation (such two interests to aggregate 100%) and the parties hereto are therefore desirous of entering into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged) the parties hereto agree as follows:

                                   ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION
                  --------------------------------------------

1.1 Definitions - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

     "Act" means the Ontario Business Corporations Act as in effect on the date hereof.

     "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Corporation and recorded as receivable in the Books and Records of the Corporation and any other amount due to the Corporation including any refunds and rebates and the benefit of all security (including cash deposits), guarantees and other collateral held by the Corporation.

     "Accrued Liabilities" means any and all accrued liabilities of the Corporation incurred in the ordinary course of business, including accruals for vacation pay, customer rebates and allowances for product returns.

     "Affiliate" has the meaning ascribed thereto in the Act.

     "Agreement" means this Share Purchase Agreement, including all schedules and all instruments supplementing, amending or confirming this Agreement and references to "Article" or "Section" mean and refer to the specified Article or section of this Agreement.

     "arm's length" means arm's length as defined in the Tax Act.

     "Associate" has the meaning ascribed thereto in the Act.

     "Balance Sheets" means the consolidated balance sheet of the Corporation as at November 30, 1999 forming part of the Financial Statements for the last completed fiscal year for the Corporation.

     "Benefit Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, registered or unregistered, funded or unfunded, which the Corporation is a party to or bound by or under which the Corporation has any liability or contingent liability, relating to:

     (a) retirement savings or pensions, including without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement plan; or

     (b) any bonus, profit sharing, deferred compensation, incentive compensation, hospitalization, health, dental, disability, unemployment insurance, vacation pay, severance pay or other benefit plan with respect to any of the Employees or former Employees of the Corporation, individuals working on contract with them or other individuals providing services to them of a kind normally provided by employees and all statutory plans with which the Corporation is required to comply.

     "Beaudet" means Robert Beaudet.

     "Books and Records" means all books and records of the Corporation, including without limitation, all data and information stored on computer-related media.

     "Business" means the business currently and heretofore carried on by the Corporation operating in the areas of telemarketing and sale of travel tickets.

     "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Los Angeles, California and Toronto, Ontario are open for business during normal banking hours.

     "Claims" means any claim, demand, action, suit, litigation, arbitration, investigation, proceeding, cause of action, damage, loss, cost, liability or expense, including without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

     "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares under this Agreement.

     "Closing Date" means the 6/th/ day of January, 2000 or such other date as the Parties may agree in writing as the date upon which Closing shall take place.

     "Closing Time" means 10:00 a.m. Pacific Standard time on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which Closing shall take place.

     "Collective Agreements" means the collective agreements by which the Corporation is bound and all related documents including all benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents for the Employees which impose any obligations upon the Corporation or which set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements.

     "Contracts" means all contracts, indentures, mortgages, obligations, instruments, licences, leases, agreements, commitments, entitlements and engagements of the Corporation whether written or oral and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied).

     "control" has the meaning ascribed thereto in the Act.

     "Corporation" has the meaning ascribed thereto in the preambles to this Agreement.

     "Effective Date" means December 1, 1999.

     "Employees" means all persons employed by the Corporation.

     "Employment Agreements" means collectively the employment agreements to be signed on Closing by the Corporation and Beaudet and by the Corporation and Spagnola.

     "Encumbrance" means any and all mortgages, pledges, liens, charges, security interests, adverse claims, demands, voting trusts, proxies and encumbrances of whatsoever nature and howsoever incurred.

     "Environment" means the environment or natural environment as defined in any Environmental Law and includes without limitation, air, surface, water, ground water, land surface, soil, subsurface strata, a sewer system and the environment in the workplace.

     "Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of the Corporation or their respective assets and includes without limitation, any sewer surcharge agreement.

     "Environmental Laws" means all Laws relating in full or in part, to the protection of the Environment, product liability and employee and public health and safety and includes without limitation, Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances.

     "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by the Corporation.

     "Financial Statements" means the consolidated balance sheet of the Corporation as at November 30, 1999 and the accompanying statement of earnings, retained earnings and statement of cash flow and the notice thereof for the period then ended, copies of which are attached as Schedule 4.14.

     "Fixed Assets" means the fixed assets, machinery, equipment, fixtures, furniture, furnishings, vehicles, material handling equipment, implements, parts, tools, jigs, discs, moulds, patterns and tooling, spare parts owned or used or held by the Corporation, including without limitation, those in storage or in transit and other tangible property and facilities used by the Corporation whether located in or on the premises of the Corporation or elsewhere, including the assets listed and described in Schedule 4.21.

     "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

     "Governmental Authorization" means all authorizations, approvals, orders, consents or filings, including Environmental Approvals, licences or permits issued to the Corporation by any Governmental Authorities.

     "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law.

     "Intellectual Property" means all patents, copyrights, trade-marks, trade-names, industrial designs, proprietary information, trade secrets and all other intellectual property owned by, licensed to or used by the Corporation, including applications and registrations for any of the foregoing and renewals, divisions, extensions and reissues, where applicable, pertaining thereto.

     "Inventories" means all inventories of every kind and nature and wheresoever situate owned by the Corporation including without limitation, all inventories of raw materials, work-in progress, finished goods, operating supplies, packaging materials, travel credits and media credits.

     "Laws" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority.

     "LOI" has the meaning ascribed thereto in Recital A.

     "Material Contract" means; (a) the Equipment Contracts, Real Property Leases and Benefit Plans; (b) any other Contract involving aggregate annual payments to or by the Corporation in excess of $25,000; (c) any commitment to or by the Corporation that may reasonably extend beyond one year which does not terminate or cannot be terminated without penalty on less than three months' notice; and (d) any Contract which is outside the ordinary course of business of the Corporation.

     "Non-Arm's Length Person" means a Person who is not at arm's length to the Party in question.

     "Notice" has the meaning ascribed thereto in section 10.3.

     "Other Amounts" has the meaning ascribed thereto in section 9.1A.

     "Parties" means the Vendors and the Purchaser and "Party" means any one of them.

     "Permitted Encumbrances" means those encumbrances listed in Schedule 4.11.

     "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority and a natural person in such person's capacity as trustee, executor, administrator or other legal representative.

     "Purchased Shares" has the meaning ascribed thereto in section 2.1(a).

     "Purchaser" means Travelbyus.com Ltd.

     "Real Property" means collectively, those office premises located at 19,351 Londelius Street, Northridge, California and 9240 Deering Avenue, Chatsworth, California.

     "Real Property Leases" means those leases, subleases, agreements to lease, tenancy agreements, rights of occupation, licences and other agreements relating to the Real Property.

     "Release" has the meaning prescribed in any Environmental Law and includes without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage or placement.

     "Remedial Order" means any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws and includes without limitation, any order requiring any remediation or clean-up of any Hazardous Substance or requiring that any Release or any other activity be reduced, modified or eliminated.

     "Tax Act" means the Internal Revenue Code.

     "Tax Returns" means and includes without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes payable by any Party.

     "Taxes" means and includes without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including without limitation, those levied on or measured by or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and United States and other government pension plan premiums.

     "Third Party Claim" has the meaning ascribed thereto in section 9.4.

     "Transaction" means the transaction of purchase and sale contemplated by this Agreement.

     "Travelbyus Shares" has the meaning ascribed thereto in section 2.1.

     "TSE" means The Toronto Stock Exchange.

     "Vendors" means collectively Beaudet and Spagnola.

1.2  Certain Rules of Interpretation - In this Agreement and the Schedules:

     (a) Time - time is of the essence in the performance of the Parties' respective obligations.

     (b) Currency - unless otherwise specified, all references to money amounts are to United States currency.

     (c) Headings - the descriptive headings of Articles and sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or sections.

     (d) Singular, etc. - the use of words in the singular or plural or with a particular gender shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits.

     (e) Consent - whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limit, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

     (f) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and by including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

     (g) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action shall be taken on the next Business Day following such day.

1.3 Knowledge - In this Agreement, any reference to the knowledge of a Party shall mean to the best of the knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries.

1.4 Entire Agreement - This Agreement together with the other agreements and documents to be delivered pursuant to this Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including without limitation, the LOI) and there are no warranties, representations or other agreements among the Parties in connection with the Transaction except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby.

1.5 Applicable Law and Attornment - This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

1.6 Accounting Principles - In this Agreement all references to generally accepted accounting principles means to principles recommended, from time to time, by the American Institute of Certified Public Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned thereto in accordance with United States generally accepted accounting principles.

1.7 Tender - Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a bank or by negotiable cheque payable in United States funds and certified by a bank or trust company or with the consent of the Party entitled to payment by wire transfer of immediately available funds to the account specified by that Party.

1.8 Disclosure - The Parties acknowledge that any information, matter, circumstance, agreement, document or other thing disclosed in any Schedule to this Agreement shall be deemed to be disclosed in every other Schedule for purposes of the representations and warranties of the Parties.

1.9 Schedules - The Schedules to this Agreement as listed below are an integral part of this Agreement:

     Schedule                Description
     --------                -----------

     Schedule 2.1(b)         Breakdown of Travelbyus Share Issuances
     Schedule 3.3            September 30, 1999 ARC Revenue
     Schedule 4.4            Non-Arm's Length Indebtedness
     Schedule 4.8            Registrations of the Corporation
     Schedule 4.10           Capitalization of the Corporation
     Schedule 4.14           Financial Statements
     Schedule 4.16           Tax Matters of the Corporation
     Schedule 4.20           Material Suppliers and Customers of the Corporation
     Schedule 4.21           Fixed Assets of the Corporation
     Schedule 4.24           Governmental Authorizations of the Corporation
     Schedule 4.26           Intellectual Property of the Corporation
     Schedule 4.27           Equipment Contracts of the Corporation
     Schedule 4.28           Real Property Leases of the Corporation
     Schedule 4.29           Third Person Consents
     Schedule 4.31           Employees of the Corporation
     Schedule 4.33           Benefit Plans of the Corporation
     Schedule 4.34           Insurance of the Corporation
     Schedule 4.35           Material Contracts of the Corporation
     Schedule 4.42           Bank Accounts of the Corporation
     Schedule 7.10           Amount of Retained Working Capital


                                    ARTICLE 2

                            ACQUISITION TRANSACTION
                           -----------------------

2.1 Purchase and Sale of the Purchased Shares - Subject to the terms and conditions herein, the Parties shall effect the following transactions:

     (a) at the Closing Time, the Vendors shall sell, transfer and assign to the Purchaser and the Purchaser shall purchase and accept the assignment of 100% of the issued and outstanding shares of the Corporation, free and clear of any and all Encumbrances (the "Purchased Shares");

     (b) at the Closing Time, Travelbyus shall issue to the Vendors US$5,000,000 worth of common shares in the capital of Travelbyus, based on an issue price equal to US$1.00 per share, aggregating 5,000,000 common shares in the numbers and to the entities as set out on Schedule 2.1(b) (the "Travelbyus Shares");

     (c) on or before January 15, 2000 the Purchaser shall deliver to the Vendors jointly, the sum of US$5,000,000 less the US$25,000 deposit previously advanced by the Purchaser, plus any amounts, if any, payable pursuant to the provisions of section 7.10 hereof.

     (d) at the Closing Time, the Vendors shall transfer and deliver to the Purchaser share certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by irrevocable security transfer powers of attorney duly executed in blank together with a new share certificate representing the Purchased Shares registered in the name of the Purchaser; and

     (e) at the Closing Time, Travelbyus shall deliver to the Vendors a share certificate representing the Travelbyus Shares registered in the name of the Vendors.

2.2 Place of Closing - The Closing shall take place at the Closing Time at the offices of Cassels Brock & Blackwell, Barristers and Solicitors, 40 King Street East, Suite 2100, Toronto, Ontario M5H 3C2 or at such other place as may be agreed upon by the Vendors and the Purchaser.

                                    ARTICLE 3

                           PURCHASE PRICE AND PAYMENT
                           --------------------------

3.1 Purchase Price - The aggregate purchase price for the Purchased Shares (the "Purchase Price") shall be US$10,000,000, plus the amount of any payments made by the Purchaser to the Vendors pursuant to the provisions of section 3.3 hereof and section 7.10 hereof.

3.2 Satisfaction of Purchase Price - The Purchaser shall pay and satisfy the Purchase Price payable for the Purchased Shares as set out in subsections 2.1(b) and (c).

3.3 Performance Increase - The Purchaser does hereby agree to increase the Purchase Price payable for the Purchased Shares, by making payments to the Vendors over a three year period, based on the following formula:
US$1,000,000 (in the aggregate) shall be paid to the Vendors for each US$10,000,000 increase in ARC Revenue as compared to the ARC revenue of the Corporation for its fiscal year ended September 30, 1999, as set out in Schedule
3.3 as may be adjusted by the auditors of the Purchaser, such increase to be computed by independent auditors, in accordance with GAAP. For the purposes of this section "ARC Revenue" shall be defined as gross sales of the Corporation minus purchases and/or sales generated by the Purchaser and its subsidiaries, but inclusive of purchases and/or sales generated by subsidiaries of the Purchaser with relationships with the Corporation that existed prior to Closing, namely, the following subsidiaries:
Mr. Cheap's Travel Ltd. and Gotham Media Group, Ltd. as set out in Schedule 3.3. Payments under this section 3.3 shall be made by the Purchaser to the Vendors on an annual basis for the fiscal periods on each of September 30, 2000, September 30, 2001 and September 30, 2002, within 30 days of receipt by the Purchaser of its annual audited financial statements for the applicable year end and in the aggregate, payments under this section 3.3 shall not exceed US$4,000,000 over a three year period.

                                    ARTICLE 4

A.   REPRESENTATIONS AND WARRANTIES CONCERNING THE VENDORS
----------------------------------------------------------

The Vendors jointly and severally represent and warrant to the Purchaser as follows as at each of the Effective Date and the Closing Date and acknowledge that the Purchaser is relying on their representations and warranties in entering into this Agreement:

4.1 Right to Sell - They are the sole registered and beneficial owners of their respective Purchased Shares with good and marketable title thereto free and clear of all Encumbrances. They have the exclusive right to sell, transfer and assign their respective Purchased Shares to the Purchaser as provided in this Agreement. Their Purchased Shares are not subject to the terms of any shareholders' agreement, voting trust or voting agreement.

4.2 Enforceability of Obligations - This Agreement has been executed and delivered by them and constitutes a valid and binding obligation enforceable against them in accordance with its terms, save and except that the enforcement thereof may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that equitable remedies such as specific performance and injunction, are available only in the discretion of a court of competent jurisdiction.

4.3 Absence of Conflicting Agreements - They are not a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance would be created as a result of the execution, delivery and performance of this Agreement or any other agreement to be entered into under the terms of this Agreement.

4.4 Non-Arm's Length Transactions - Neither they nor any Person not dealing at arm's length with them:

     (a) owns, directly or indirectly, any interest in or is an employee, consultant to or agent of, an entity which is a competitor, lessor, lessee, customer or supplier of the Corporation;

     (b) owns, directly or indirectly, any interest in any property or asset of the Corporation;

     (c) is a party to any Contract with the Corporation, save and except as contemplated by the Employment Agreements or Schedule 4.4; or

     (d)  has any indebtedness, liability or obligation to the Corporation.

Save and except as provided in Schedule 4.4, the Corporation is not indebted or otherwise obligated to the Vendors or any Person not dealing at arm's length with the Vendors.

4.5 Residence of the Vendors - The Vendors are each residents of the United States of America.

4.6 No Litigation - There are no outstanding Claims at law or in equity or before any Governmental Authority pending or to the knowledge of the Vendors, proposed or threatened, which would prevent the Vendors from completing the Transaction.

4.7 Brokers - The Vendors have not entered into any Contract that would entitle any Person to a Claim against the Purchaser or the Corporation for any broker's commission, finder's fee, agent's fee, fee for financial intermediary services or any like payment in respect of the Transaction.

4.8 Incorporation and Registration - The Corporation is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently conducted. Neither the nature of its business nor the location or character of the property owned or leased by the Corporation requires it to be registered, licensed or otherwise qualified as a foreign corporation in any jurisdiction save and except as provided in Schedule 4.8.

4.9 Subsidiaries - The Corporation does not own or have any interest in any securities of any other corporation.

4.10 Capitalization - The authorized capital and the issued capital of the Corporation is as set forth in Schedule 4.10. All of the outstanding shares in the capital of the Corporation have been duly and validly issued and are outstanding as fully paid and non-assessable shares of the Corporation. No options, warrants or other rights to purchase shares or other securities of the Corporation and no securities or obligations convertible into or exchangeable for shares or other securities of the Corporation have been authorized or agreed to be issued or are outstanding.

4.11 Title to Assets - The Corporation is the sole beneficial and (where its interests are registrable) the sole registered owner of its assets and interests in assets, real and personal, with good and valid title thereto, free and clear of all Encumbrances. All of the material assets of the Corporation are situated in State of California.

4.12 Absence of Conflicting Agreements - The Corporation is not a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance would be created as a result of the execution, delivery and performance of this Agreement or any other agreement to be entered into under the terms of this Agreement.

4.13 Regulatory Approvals - No Governmental Authorization is required on the part of the Vendors or the Corporation in connection with the execution, delivery and performance of this Agreement or any other agreements to be entered into under the terms of this Agreement.

4.14 Financial Statements - The Financial Statements have been prepared in accordance with United States generally accepted accounting principles and present fairly:

          (i) all of the assets, liabilities and financial position of the Corporation as at the dates indicated; and

          (ii) the sales, earnings, results of operation and changes in financial position of the Corporation for all of the dates indicated.

4.15 Absence of Undisclosed Liabilities - Since the date of the Balance Sheet, the Corporation has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding other than those which have been incurred in the ordinary course of business, none of which is materially adverse. The Corporation does not have any liability, obligation to or agreement with any Person not dealing at arm's length with the Corporation.

4.16  Absence of Changes or Unusual Transactions - Other than as set out in
Schedule 4.16, since the date of the Balance Sheet, the Corporation has carried on Business and conducted operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

      (a) any material change in the financial condition, operations or prospects of the Corporation other than changes in the ordinary course of business, none of which has been materially adverse;

      (b) any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets, properties or future prospects of the Corporation;

     (c) any transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except in each case in the ordinary course of business;

     (d) any assumption of any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary course of business;

     (e) any discharge or satisfaction of any Encumbrance or payment of any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary course of business;

     (f) any operating loss or any extraordinary loss, waiver or omission to take any action in respect of any rights of substantial value or entering into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation;

     (g) any grant of any bonuses, whether monetary or otherwise or the making or announcement of any general wage or salary increase in respect of Employees or change in the terms of employment of any Employee except in the ordinary course of business, consistent with past practice;

     (h)   the hiring or dismissal of any Employee;

     (i) any Encumbrance on any of the assets or property of the Corporation whether tangible or intangible;

     (j) directly or indirectly, any declaration or payment of any dividend or declaration or making of any other payments or distributions on or in respect of any of the shares of the Corporation or directly or indirectly the purchase or other acquisition of any of the shares of the Corporation; or

     (k) the authorization, agreement or other commitment to do any of the foregoing.

4.17 Reserves and Accruals - The reserves and Accrued Liabilities of the Corporation disclosed on or reflected in the Financial Statements and the Books and Records of the Corporation, are sufficient in all respects to provide for the liabilities in respect of which they have been established and have been established in accordance with generally accepted accounting principles.

4.18 No Joint Venture Interests, etc. - The Corporation is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and the

Corporation does not have any other significant investment interests in any business owned or controlled by any third Person.

4.19 Absence of Guarantees - The Corporation has not given or agreed to give and is not a party to or bound by any guarantee or indemnity in respect of indebtedness or other obligations of any Person or any other commitment by which the Corporation is, or is contingently, responsible for such indebtedness or other obligations.

4.20 Major Suppliers and Customers - Schedule 4.20 sets forth a comprehensive listing of each material supplier of goods and services to, and each material customer of, the Corporation. To the knowledge of the Vendors, no material supplier or customer has any intention of changing its relationship or the terms upon which it conducts business with the Corporation as a result of the Transaction.

4.21 Condition of Assets - The Fixed Assets are in good condition, repair and proper working order, having regard to their use and age and such assets have been properly and regularly maintained, reasonable wear and tear excepted. The Fixed Assets listed in Schedule 4.21 are all of the Fixed Assets used to earn income on the Financial Statements.

4.22 Inventories - All Inventories are valued on the books of the Corporation at the lower of out of pocket cost or net recoverable value.

4.23 Collectibility of Accounts Receivable - The Accounts Receivable are bona fide, good and collectible at the aggregate recorded amounts within 120 days of the Closing Date, except to the extent of any reserves provided for such accounts in the Books and Records of the Corporation, which reserves have been established in accordance with generally accepted accounting principles and are adequate. The Accounts Receivable are not subject to any defence, counterclaim or set off.

4.24 Business in Compliance with Law - The operations of the Corporation have been and are now being conducted in compliance with all applicable Laws of each jurisdiction in which the Corporation carries on or has carried on business and the Corporation has not received notice of any alleged breach of any such Laws. The Governmental Authorizations set forth in Schedule 4.24 are all authorizations required by the Corporation to carry on Business in compliance with applicable Laws. Such Governmental Authorizations are in full force and effect in accordance with their terms, there have been no violations thereof and no proceedings are pending or to the knowledge of the Vendors, threatened, which could result in their revocation or limitation.

4.25 Restrictive Covenants - The Corporation is not a party to and is not bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Corporation to compete in any line of business anywhere in the world, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the

Corporation or the continued operation of Business after Closing on substantially the same basis as the Business is presently carried on.

4.26 Intellectual Property - Schedule 4.26 sets forth a complete list and brief description of all Intellectual Property which has been registered or for which applications for registration have been filed, including the name of the registered and beneficial owner of such registrations and applications. The Corporation has the exclusive right to use and is the exclusive owner of all right, title and interest in and to the Intellectual Property (with no breaks in the chain of title and free and clear of any Encumbrance of any kind whatsoever save and except for the Permitted Encumbrances). The Intellectual Property which is not owned by the Corporation is being used by the Corporation only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect. All such licenses are listed in Schedule 4.26. The Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property. The Vendors have no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property nor of any pending or threatened Claim of any nature or kind against the Corporation relating to the Intellectual Property. The Vendors have no knowledge that the Corporation, any activity in which the Corporation is engaged or any product which the Corporation uses or sells or any process, method, packaging, advertising or material that the Corporation employs in the marketing or sale of any such product or the use of any of the Intellectual Property breaches, violates, infringes or interferes with any intellectual property rights of any third Person or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another. The Intellectual Property is complete to the extent and under the conditions stated in this Agreement to enable the Corporation to carry on Business. Schedule 4.26 sets forth a complete and correct list and brief description of all Claims, conflicts, breaches, violations, infringements and interferences of the Intellectual Property of which the Vendors are aware as well as a complete and correct list and brief description of all judgments, covenants not to sue, permits, grants, licenses and other agreements and arrangements relating to any of the Intellectual Property which bind, obligate or otherwise restrict the Corporation.

4.27 Equipment Contracts - Schedule 4.27 sets forth a complete list of all Equipment Contracts together with a description of the equipment and vehicles to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no default exists on the part of the Corporation or to the knowledge of the Vendors, on the part of any of the other parties thereto. The entire interest of the Corporation under each of the Equipment Contracts is held by the Corporation free and clear of any Encumbrances, other than Permitted Encumbrances and all payments due under the Equipment Contracts have been duly and punctually paid.

4.28 Real Property - Save and except as set forth in Schedule 4.28 there are no contracts or other documents registered or unregistered affecting or relating to title of the Real Property. There are no agreements, undertakings or other documents, registered or unregistered, which affect or relate to the title to, or ownership of the Real Property except for the Permitted Encumbrances. Except as disclosed or provided for in this Agreement, no Person has any right to purchase the Real Property or sublease or otherwise assume or obtain any of the Corporation's rights with respect to the Real Property and no Person other than the Corporation is using or has any right to use, as tenant, subtenant, licensee or otherwise or is in possession or occupancy of, any part of the Real Property. The Corporation has not granted any option, right of first refusal or other contractual rights with respect to the Real Property. The Corporation has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to the Real Property. The Corporation has not received any notification of and the Vendors have no knowledge of, any outstanding or incomplete work orders, notices of violation or deficiency notices requiring or recommending work or repairs in respect of any of the buildings, improvements or other structures constructed on the Real Property and the premises subject to the Real Property Leases or any installations therein or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations, fire codes or health and safety regulations. All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Real Property and in all premises subject to the Real Property Leases have been fully paid and no one is entitled to claim a lien under any construction lien legislation in any applicable jurisdiction for such work performed by or on behalf of the Corporation and the Vendors have no knowledge of any proposed or pending change to any zoning affecting the Real Property. The Vendors have no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Real Property. There are no matters affecting the right, title and interest of the Corporation in and to the Real Property, which in the aggregate or individually, would materially and adversely affect the ability of the Corporation to carry on Business upon the Real Property.

4.29 Real Property Leases - Schedule 4.29 sets forth a complete list of the Real Property Leases. Each of the Real Property Leases is in full force and effect and is enforceable against the landlord thereunder. All interests held by the Corporation as lessee under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever, save and except for the Permitted Encumbrances. There are no consents necessary as a result of the completion of the Transaction save and except as set forth in Schedule 4.29. All payments required to be made by the Corporation pursuant to the Real Property Leases have been duly paid and the Corporation is not otherwise in default in meeting its obligations under any of the Real Property Leases. The Vendors have no knowledge that any of the landlords under each of the Real Property Leases are in default in meeting any of the material obligations under their respective Real Property Leases. Except as detailed on Schedule 4.29, the Corporation has no option, right of first refusal or other contractual right relating to the Real Property. To the knowledge of the Vendors no event exists which, but for the lapse of time or the giving of notice, or both, would constitute a default under any such option, right of first refusal or other contractual right and to the knowledge of the Vendors no Person is claiming any such material default or taking any action purportedly based upon any default. To the knowledge of the Vendors no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by either party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default. The Corporation has not waived or omitted to take any action in respect of any substantial rights under any of the Real Property Leases.

4.30 Environmental Matters - All operations of the Corporation conducted on the Real Property, or any other property now or formerly under the Corporation's charge, management or control have been and are now, in compliance with all Environmental Laws. All Environmental Approvals required to be held by the Corporation have been obtained, are valid and in full force and effect, have been and are being complied with and there have been and are no proceedings commenced or to the knowledge of the Vendors threatened to revoke or amend any Environmental Approvals. Neither the Corporation nor any of its operations has been or is now the subject of any Remedial Order nor do the Vendors have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor do the Vendors have knowledge of any circumstances which could result in the issuance of any such Remedial Order. The Corporation has not ever been prosecuted for or convicted of any offence under Environmental Laws nor has the Corporation been found liable in any proceeding to pay any fine or judgment to any Person as a result of any Release or threatened Release of any Hazardous Substance into the Environment or the breach of any Environmental Law and to the knowledge of the Vendors, there is no basis for any such proceeding.

4.31 Employment Matters - Schedule 4.31 sets forth a complete list of all Employees together with the titles and material terms of employment, including current wages, salaries or hourly rate of pay of and bonus (whether monetary or otherwise) paid (including the date of payment if paid since November 30, 1999) or payable to each Employee, the date upon which such wage, salary, rate or bonus became effective and the date upon which each such Employee was first hired by the Corporation. Except as disclosed in Schedule 4.31 no Employee is on long-term disability leave, extended absence or is receiving workers' compensation. Save and except as contemplated by the Employment Agreements and as set out in Schedule 4.4 there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. Except as set out in Schedule 4.31, there are no employment policies or plans including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated which are binding upon the Corporation. The Corporation has been and is being operated in full compliance with all Laws relating to employees, including employment standards, occupational health and safety, pay equity and employment equity. There have been no complaints under such Laws against the Corporation. There are no complaints nor to the knowledge of the Vendors, are there any threatened complaints, against the Corporation before any employment standards branch or tribunal or human rights tribunal. To the knowledge of the Vendors nothing has occurred which might lead to a complaint against the Corporation, under any human rights legislation or employment standards legislation.

There are no outstanding decisions or settlements or pending settlements under employment standards legislation which place any obligation upon the Corporation, to do or refrain from doing any act. The Corporation has not been subject to any experience rating surcharge over the past five years. All amounts owing in respect of salary, wages, bonus or benefits including any vacation pay, have been paid or accrued for on the Books and Records of the Corporation. No Employee has a claim for overtime or time off in lieu of overtime which has not been accrued on the Books and Records of the Corporation.

4.32 No Collective Agreements - The Corporation is not a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of its Employees or any independent contractors of the Corporation. There are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees or independent contractors of the Corporation and there have not been any such proceedings within the last two years. There are no threatened or apparent union organizing activities involving the Employees or independent contractor of the Corporation. There is no strike or lock-out occurring or threatened which affects or would affect the Corporation. The Corporation has no unresolved grievances or pending arbitration cases outstanding. The Corporation has no serious labour problems that might materially affect the value of the Corporation or that might lead to an interruption of its Business.

4.33 Benefit Plans - Schedule 4.33 sets forth a complete list of all Benefit Plans. Current and complete copies of all written Benefit Plans or where oral, written summaries of the material terms thereof, have been provided or made available to the Purchaser together with current and complete copies of all documents relating to the Benefit Plans, including without limitation, as applicable; (i) all documents establishing, creating or amending any Benefit Plan; (ii) all trust agreements, funding agreements, insurance contracts and investment management agreements; (iii) all financial statements and accounting statements and reports, and investment reports for each of the last three years and where actuarial reports are prepared in relation to a Benefit Plan, the two most recent actuarial reports in relation to each such Benefit Plan; (iv) all reports, returns, filings and material correspondence with any applicable regulatory authority in the last three years; and (v) all booklets, summaries or manuals prepared for or circulated to, and written communications of a general nature to Employees concerning any Benefit Plan. Each Benefit Plan is, and has been, established, registered, qualified and administered and invested in compliance with; (i) the terms thereof; and (ii) all applicable Laws. The Corporation has not received, in the last three years, notice from any Person questioning or challenging such compliance and the Vendors have no knowledge of any such notice from any Person questioning or challenging such compliance beyond the last three years. All obligations under the Benefit Plans (whether pursuant to the terms thereof or applicable Laws) have been satisfied and there are no outstanding defaults or violations thereunder by the Corporation nor do the Vendors have any knowledge of any default or violation by any other party to any Benefit Plan. There have been no amendments, modifications or restatements of any Benefit Plan made or any improvements in benefits promised under the Benefit Plans that have not been disclosed to the Purchaser. All contributions or premiums required to be paid to or in respect of each Benefit Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable Laws. No Taxes, penalties or fees are owing or exigible under any Benefit Plan. There is no Claim pending or threatened involving any Benefit Plan or its assets and no facts exist which could reasonably be expected to give rise to any such Claim. No event has occurred respecting any Benefit Plan which would entitle any Person (without the consent of the Corporation) to wind-up or terminate any Benefit Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof or require any penalty taxes to be paid under any applicable laws. There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Benefit Plans. No material changes have occurred in respect of any Benefit Plan since the date of the most recent financial or accounting report issued in connection with any Benefit Plan which could reasonably be expected to adversely affect the report (including rendering it misleading in any material respect). All employer contribution or premium holidays that have been taken under any Benefit Plan have been permitted by the terms of the relevant Benefit Plan and have been in accordance with applicable Laws. There have been no improper withdrawals or transfers of assets from any Benefit Plan. All employee data necessary to administer each Benefit Plan is in the possession of the Corporation and is complete, correct and in a form which is sufficient for the proper administration of the Benefit Plans and none of the Benefit Plans provide benefits to retired Employees or to the beneficiaries or dependants of retired Employees. None of the Benefit Plans require or permit a retroactive increase in premiums or payments and the level of insurance reserves, if any, under any insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims. The consummation of the Transaction shall not constitute an event under any Benefit Plan that shall or may result; (i) in any acceleration of, or vesting of, or increase in benefits with respect to any Employee or former Employee; or (ii) in any acceleration of or increase in the funding requirements of any Benefit Plan.

4.34 Insurance - The Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and the Corporation is not in default as to the payment of premiums or otherwise under the terms of any such policy. Schedule 4.34 sets forth a complete list of all policies of insurance which the Corporation maintains and the particulars of such policies including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible.

4.35 Contracts - Except for the Material Contracts listed in Schedule 4.35, the Corporation is not a party to or bound by any Material Contract. The Material Contracts listed in Schedule 4.35 are all in full force and effect, unamended and no default exists under such Material Contracts on the part of any of the parties to such Contracts. Except as noted on Schedule 4.35 none of the Material Contracts include provisions requiring consent to a change of control of the Corporation. Current and complete copies of the Material Contracts have been delivered to the Purchaser. There are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such agreement, plan or policy.

4.36 Litigation - Other than as previously disclosed to the Purchaser, there is no Claim, including appeals and applications for review, in progress, or, to the knowledge of the Vendors, pending or threatened against or relating to the Corporation before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel.

4.37 Tax Matters - The Corporation has filed on a timely basis (within the time and manner required by law) all federal and state income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects. As of the Closing Date, the Corporation will have paid all Taxes, (including for greater certainty and without limitation, all federal, state and local taxes, assessments and reassessments or other imposts in respect of their respective income, business, assets or property) and all interest and penalties thereon with respect to the Corporation, for all previous years and all required quarterly instalments due for the current fiscal year have been paid for which tax returns are not yet required to be filed. As of the Closing Date, the Corporation will have provided adequate reserves for all Taxes for the periods covered by, and such reserves are reflected in the Financial Statements. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return by, or payment of any Tax, governmental charge or deficiency by the Corporation nor are there any actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of, or discussions under way with any governmental authority relating to, any such Tax or governmental charge or deficiency.

The Corporation has not:

(i) acquired or had the use of any property from a Person with whom it was not dealing at arm's length other than at fair market value;

(ii) disposed of any property to a Person with whom they were not dealing at arm's length for proceeds less than the fair market value thereof; and

(iii) discontinued carrying on any business in respect of which non-capital losses were incurred, and any non-capital losses which the Corporation has are not losses from property or business investment losses.

There are no contingent tax liabilities nor any grounds which would prompt a reassessment. The schedules attached to the corporate income tax returns by the Corporation for its taxation years reflect and disclose all transactions to which the Corporation was a party as required by applicable revenue laws and all of the transactions to which the Corporation was a party are reflected or disclosed in such financial statements and schedules and the corporate income tax returns and schedules have been duly and accurately completed as required by such Act.

4.38 Books and Records - All Books and Records of the Corporation have been delivered or made available to the Purchaser. The Books and Records of the Corporation fairly and correctly set out and disclose in all material respects the financial position of the Corporation and all financial transactions of the Corporation have been accurately recorded in the Books and Records of the Corporation.

4.39 Corporate Records and Minute Books - The corporate records and minute books of the Corporation have been delivered or made available to the Purchaser. The articles and by-laws of the Corporation are in full force and effect and no amendments have been made to the same. The minute books, including the articles and by-laws of the Corporation include complete and accurate minutes of all meetings of the directors or shareholders of the Corporation, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of incorporation of the Corporation. The share certificate book, register of shareholders, register of transfers and register of directors of the Corporation, are complete and accurate.

4.40 Trade Allowances - No customers of the Corporation are entitled to or customarily receive discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer.

4.41 Location of the Assets - All of the assets of the Corporation are located on the Real Property.

4.42 Bank Accounts, etc. - Schedule 4.42 sets forth a complete list of every financial institution in which the Corporation maintains any depository account, trust account or safety deposit box and the names of all Persons authorized to draw on or who have access to such accounts or safety deposit box.

4.43 Judgments and Executions and Insolvency Proceedings - Other than as previously disclosed to the Purchaser, there are no judgments or executions against the Corporation which are outstanding and unsatisfied. The Corporation has not made any assignment for the benefit of creditors nor has any receiving order been made against the Corporation under the provisions of any applicable bankruptcy or insolvency legislation nor has any petition for such an order been served upon the Corporation.

4.44 Non-Arm's Length Transactions- Since November 30, 1999, the Corporation has not made any payment or loan to or borrowed any money from and is not otherwise indebted to, any officer, director, Employee, shareholder or any other Person not dealing at arm's length with the Corporation except as disclosed in the Financial Statements and except for usual Employee reimbursements and compensation paid in the ordinary and normal course of the Business. The Corporation is not a party to any Contract with any officer, director, Employee, shareholder or any other Person not dealing at arm's length with the Corporation. No officer, director or shareholder of the Corporation and no entity which is an Affiliate or Associate of one or more of such individuals;
(i) owns, directly or indirectly, any interest in (except for shares representing less than one percent of the outstanding shares of any class or series of any publicly traded company) or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or the Corporation or a lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Corporation; (ii) owns, directly or indirectly, in whole or in part, any property that the Corporation uses in the operation of the Business; or (iii) has any Claim whatsoever against or owes any amount to the Corporation in connection with the Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary and normal course of business such as for accrued vacation pay and accrued benefits for Employees.

4.45 Year 2000 Readiness - To the knowledge of the Vendors the software currently utilized by the Corporation in its operation and the software developed by or on behalf of the Corporation and supplied to clients of the Corporation; (i) will function without error or interruption related to Date Data, specifically including errors or interruptions from functions which may involve Date Data from more than one century; (ii) the software currently utilized for the operation by the Business requires that all Date Data (whether received from user, systems applications or other sources) include an indication of century in each instance. All date output and results, in any form, shall include an indication of century in each instance; and (iii) will recognize the year 2000 as a leap year. When used in this paragraph, the term "Date Data" shall mean any data or input which includes an indication of or reference to date. To the knowledge of the Vendors, the software currently utilized by the Corporation in its operation and developed by or on behalf of the Corporation and or otherwise supplied to clients of the Corporation does not contain any routines or devices introduced by the Corporation or to the knowledge of the Vendors introduced by any other person or in any other manner that could interfere with their use (including without limitation, time locks, keys or bombs) or interfere with, delete or corrupt data (commonly known as "viruses").

4.46 Full Disclosure - The Vendors have made available to the Purchaser all information including the financial, marketing, sales and operational information on a historic basis relating to each of the Corporation which would be material to a purchaser of the Purchased Shares. All information, which has been provided to the Purchaser is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

The Purchaser represents and warrants to the Vendors as follows as at each of the Effective Date and the Closing Date and acknowledges that the Vendors are relying on the representations and warranties by the Purchaser in entering into this Agreement:

5.1 Incorporation and Registration - The Purchaser is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets, to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement.

5.2 Enforceability of Obligations - This Agreement has been executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, save and except that the enforcement hereof may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that equitable remedies, such as specific performance and injunction are available only in the discretion of a court of competent jurisdiction.

5.3 Absence of Conflicting Agreements - The Purchaser is not a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance would be created as a result of the execution, delivery and performance of this Agreement or any other agreement to be entered into under the terms of this Agreement.

5.4 No Litigation - There are no outstanding Claims at law or in equity or before any Governmental Authority pending or to the knowledge of the Purchaser, proposed or threatened, which would prevent the Purchaser from completing the Transaction.

5.5 Travelbyus Shares - The Travelbyus Shares form part of a class of shares that are listed and posted for trading on the TSE and upon issuance will be duly and validly issued and outstanding as fully paid and non-assessable common shares without nominal or par value.

5.6 Regulatory Approvals - Save and except for the approval of the TSE, no Governmental Authorization is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other agreements to be entered into under the terms of this Agreement.

5.7 Reporting Issuer Status - The Purchaser is a "reporting issuer" within the meaning of the Securities Act (Alberta), (British Columbia), (Manitoba), (Ontario) and (Quebec) and is not in default of any requirement of applicable Laws and no material change relating to the Purchaser has occurred with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis. No securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of the Purchaser or prohibiting the issue and sale of the common shares in the capital of the Purchaser and to the knowledge of the Purchaser no such proceedings for such purposes are pending or threatened.

5.8 Fully Disclosed Information - The information and statements with respect to the Purchaser set forth in all information filed with the securities commissions of the provinces of Alberta, British Columbia, Manitoba, Ontario and Quebec and the TSE is in compliance or intended compliance with applicable Laws, were true, correct and complete and did not contain any misrepresentations as of the date of such information or statement.

5.9 Litigation - There is no Claim, including appeals and applications for review, in progress or to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel.

                                    ARTICLE 6

                              NON-WAIVER; SURVIVAL
                              --------------------

6.1 Non-Waiver - No investigations made by or on behalf of the Purchaser or the Vendors at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Vendors or the Purchaser, as applicable, in or pursuant to this Agreement. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.2 Nature and Survival - All representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares and/or the Travelbyus Shares, except that:

     (i) any claim for intentional misrepresentation or fraud may be brought at any time;

     (ii) the representations and warranties set out in sections 4.1 and 4.11 shall survive and continue in full force and effect without limitation of time;

     (iii) representations and warranties as to environmental matters shall survive for a period of 10 years from the Closing Date;

     (iv) representations and warranties concerning Tax matters shall survive for a period of 90 days after the relevant authorities shall no longer be entitled to assess liability for Tax against the Corporation for any particular taxation year ended on or prior to the Closing Date; and

      (v) all other representations and warranties shall survive for a period of three years from the Closing Date.

                                    ARTICLE 7

                        PURCHASER'S CONDITIONS PRECEDENT
                        --------------------------------

The obligation of the Purchaser to complete the purchase of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part):

7.1 Truth and Accuracy of Vendors' Representations and Warranties at the Closing Time - All of the Vendors' representations and warranties made in or pursuant to this Agreement shall be true and correct as at the Closing Time.

7.2 Performance of Obligations - The Vendors shall have performed or complied with, in all respects, their respective obligations, covenants and agreements under this Agreement.

7.3 Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to Closing in connection with the performance by the Vendors of their obligations under this Agreement, shall be satisfactory to the Purchaser, acting reasonably and the Purchaser shall have received copies of all such documentation or other evidence as the Purchaser may reasonably request in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser, acting reasonably.

7.4 Opinion of Counsel for the Vendors - The Purchaser shall have received an opinion dated the Closing Date from counsel to the Vendors with respect to the Corporation on terms and conditions satisfactory to the Purchaser and its counsel.

7.5 Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authorities) required in connection with the completion of the Transaction, the execution of this Agreement, Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time.

7.6 No Injunction - There shall be no injunction or restraining order issued preventing and no pending or threatened Claim, judicial or administrative or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the Transaction or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

7.7 Employment Agreements - The Employment Agreements shall have been executed and delivered on mutually acceptable terms and conditions.

7.8 Substantial Damage - No substantial damage by fire or other hazard to the assets of the Corporation shall have occurred prior to the Closing Time.

7.9 Non-Permitted Encumbrances - Encumbrances on any of the assets or shares of the Corporation shall have been discharged, save and except for the Permitted Encumbrances.

7.10 Working Capital The Purchaser shall receive satisfactory evidence that at Closing or on or before January 15, 2000, the Corporation shall have retained;
(i) working capital in an amount equal to two months' operating expenses of the Corporation as determined by the average monthly expenses incurred by the Corporation for the period between December 1, 1998 to and including November 30, 1999, exclusive of officers' compensation and accompanying payroll taxes paid to the Vendors; and (ii) any undistributed cash as working capital including without limitation, cash and the ARC bond notwithstanding that such amount may exceed two months' of operating expenses provided that any such excess undistributed cash, over and above the two months' of operating expenses, shall be repaid by the Purchaser to the Vendors on or before January 15, 2000. Such amounts are set forth in Schedule 7.10.

If any of the foregoing conditions in this Article have not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendors, in which event the Purchaser is released from all obligations under this Agreement and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Vendors, the Vendors are also released from all obligations under this Agreement. The Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                    ARTICLE 8

                          VENDORS' CONDITIONS PRECEDENT
                          -----------------------------

The obligation of the Vendors to complete the sale of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by the Vendors in whole or in part).

8.1 Truth and Accuracy of Purchaser's Representations and Warranties at Closing Time - All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct as at the Closing Time.

8.2 Performance of Obligations - The Purchaser shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement.

8.3 Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale of the Purchased Shares and the issuance of the Travelbyus Shares under this Agreement and all actions and proceedings taken on or prior to Closing in connection with the performance by the Purchaser of its obligations under this Agreement, shall be satisfactory to the Vendors, acting reasonably and the Vendors shall have received copies of all such documentation or other evidence as the

Vendors may reasonably require in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendors, acting reasonably.

8.4 Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authorities) required in connection with the completion of the Transaction, the execution of this Agreement, Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time.

8.5 Employment Agreements - The Employment Agreements shall have been executed and delivered on mutually acceptable terms and conditions.

If any of the foregoing conditions in this Article have not been fulfilled by Closing, the Vendors may terminate this Agreement by notice in writing to the Purchaser in which event the Vendors are released from all obligations under this Agreement and unless the Vendors can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser is also released from all obligations under this Agreement. The Vendors may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights of termination in the event of non-fulfilment of any other condition in whole or in part or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                    ARTICLE 9

                                 INDEMNIFICATION
                                 ---------------

9.1 A. Indemnification by the Vendors - The Vendors agree to jointly and severally indemnify and save harmless the Purchaser without duplication on an after-tax basis from and against all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

  (a) any breach by the Vendors of or any inaccuracy of any of the representations and warranties of the Vendors set out in this Agreement (provided that the indemnity provided for in this section 9.1A(a) shall not apply in the case of a breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendors in accordance with this Article 9 on or prior to the expiration of such representation and warranty as provided in section 6.2);

  (b) any breach or non-performance by the Vendors of any covenants to be performed by the Vendors under this Agreement;

      (c) (i) for any and all Taxes of the Corporation with respect to all taxation years of each of the Corporation ending on or prior to the Effective Date; (ii) all Taxes allocated to the Vendors pursuant hereto; and (iii) any Losses expenses, with respect to all taxation years of each of the Corporation on or prior to the Effective Date, arising out of or incidental to the imposition, assessment or assertion of any such Taxes, including those incurred in connection with the assertion or defense of any claim or assessment for such Taxes (collectively, the "Other Amounts"). If, with respect to any Taxes, the taxation year of the Corporation does not terminate on the Effective Date, the notional Taxes (whether based on income, capital, sale, transfer of ownership or provision of property or services or otherwise) attributable to the taxation year of each of the Corporation that includes the Effective Date shall be allocated to;
           (i) the Vendors for the period up to and including the Effective Date; and (ii) the Purchaser for the period subsequent to the Effective Date. For the purposes of the section, Taxes for the period up to and including the Effective Date shall be determined on the basis of a closing of the books of each of the Corporation as of the Effective Date. Any additional Taxes due up to and including the Effective Date will be paid by the Vendors through an adjustment of the Purchase Price. The notional tax calculations will be prepared based on the provisions of the Tax Act and state income tax legislation in effect at the Effective Date as if each of the Corporation had a year end on the Effective Date. For greater certainty and without limitation, each of the Purchaser and the Vendors shall prepare or cause to be prepared in a manner consistent with past practice, and file or cause to be filed, all Tax Returns of each of the Corporation with respect to periods ending on or before the Effective Date. Tax Returns shall be subject to the review and approval by the Purchaser. Tax Returns shall be delivered to the Purchaser at least 30 days prior to the due date for approval. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Corporation, or otherwise asserts a claim, makes an assessment, or disputes the amounts of Taxes for which the Vendors are or may be liable under this Agreement, the Purchaser shall promptly inform the Vendors and the Vendors shall have the right to control, at their own cost and expense any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Vendors are liable under this Agreement. For greater certainty and without limitation, the Purchaser and the Vendors shall provide the other Party with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other Party with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination; and

      (d)  any liability arising by reason of a breach of the provisions of section 10.2.

9.2 Indemnification by the Purchaser - The Purchaser agrees to indemnify and save harmless the Vendors without duplication on an after-tax basis from and against all Losses suffered or incurred as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by the Purchaser of or any inaccuracy of any of the representations and warranties of the Purchaser set out in this Agreement provided that the indemnity provided for in this section 9.2(a) shall not apply in the case of a breach or inaccuracy of any representation or warranty unless the Vendors shall have provided notice to the Purchaser in accordance with this Article 9 on or prior to the expiration of such representation and warranty as provided in section 6.2); and

     (b) any breach or non performance by the Purchaser of any covenants to be performed by the Purchaser under this Agreement.

Notwithstanding the foregoing, it is understood and agreed that in the event the Corporation receives or becomes entitled to receive a tax refund in respect of taxation years ending up to and including November 30, 1999, the Vendors shall be entitled to be paid an amount equal to such tax refund.

9.3 Notification of and Participation in Claims - No claim for indemnification will arise until notice thereof is given to the Vendors or the Purchaser, as the case may be. Such notice shall be sent within a reasonable time following the determination by the Purchaser or the Vendors, as applicable, that a claim for indemnity exists. If any legal proceedings shall be instituted or any claim or demand is asserted by any third Person in respect of which the Vendors or the Purchaser, as applicable, may have an obligation to indemnify the Purchaser, or the Vendors, as the case may be, the Purchaser or the Vendors, as the case may be, shall give or cause to be given to the Vendors or the Purchaser, as the case may be, written notice thereof and such Party shall have the right, at its option and expense, to be present at the defence of such proceedings, claim or demand, but not to control the defence, negotiation or settlement thereof, which control shall at all times rest with the Purchaser or the Vendors, as the case may be, unless the Vendors or the Purchaser, as the case may be, irrevocably acknowledges full and complete responsibility for indemnification of the Purchaser or the Vendors, as the case may be, in which case the Vendors or the Purchaser, as the case may be, may assume such control through counsel of its choice provided however that no settlement shall be entered into without the Purchaser's written consent or the Vendor's written consent, as the case may be, which shall not be unreasonably withheld. The Parties shall co-operate fully with each other in connection with the defence, negotiation or settlement of any such third Person legal proceeding, claim or demand.

                                   ARTICLE 10

                                     GENERAL
                                     -------

10.1 Public Notices - All public notices to third Persons and all other publicity concerning the Transaction shall be jointly planned and co-ordinated by the Vendors and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except:

     (a) in the case of the Purchaser for communications made in confidence to Employees of the Corporation affected by the Transaction who shall be informed of the confidential nature of the Transaction and who agree to keep such information confidential; or

     (b) where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

10.2 Expenses - Each of the Parties shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Purchased Shares and the issuance of the Travelbyus Shares and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred by the Party including any fees and expenses of any broker or investment advisor in connection with the sale of the Purchased Shares and the issuance of the Travelbyus Shares.

10.3 Notices - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered, or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

      (a)  to Thomas Spagnola at:             26814 Hummingbird Circle
                                              Santa Clarita, CA 91351

           to Robert Beaudet at:              19165 Marilla Street
                                              Northridge CA 91324
           with a copy to:                    Cary, Troncale & Venturelli, LLC
                                              Tax & Business Services
                                              301 East Colorado, Suite 705
                                              Pasadena, California
                                              91101

           Attention:                         Douglas C. Venturelli
           Fax No.:                           (626) 568-3914

      (b)  to the Purchaser at:               204 - 3237 King George Hwy.
                                              South Surrey, British Columbia
                                              V4P 1B7

           Attention:                         William Kerby
           Fax No.:                           (604) 541-2450

           with a copy to:                    Cassels Brock & Blackwell
                                              Scotia Plaza
                                              Suite 2100
                                              40 King Street West
                                              Toronto, Ontario
                                              M5H 3C2

           Attention:                         John H. Craig
           Fax No.:                           (416) 360-8877

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

10.4 Assignment - Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.5 Further Assurances - The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the Transaction and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

10.6 Counterparts and Facsimile - This Agreement may be executed by the Parties in separate counterparts and by facsimile each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

                             TRAVELBYUS.COM LTD.

                             Per: /s/ John Craig
                                  --------------


SIGNED, SEALED AND DELIVERED )
        in the presence of:  )
                             )
/s/ Lynn Childs              )    /s/ Robert Beaudet
---------------------------- )    ------------------
            Witness          )              ROBERT BEAUDET


SIGNED, SEALED AND DELIVERED )
        in the presence of:  )
                             )
/s/ Douglas C. Venturelli    )    /s/ Thomas Spagnola
---------------------------- )    -------------------
            Witness          )              THOMAS SPAGNOLA